Exhibit 99.1

November 2, 2017

OncoMed Announces Third Quarter 2017 Financial Results and Operational Highlights

Q3 Cash Balance of $113.6M – Cash through Q3 2019

Continued progress on the advancement of key clinical programs including GITRL-Fc Phase 1 initiation

Management to Host Conference Call/Webcast this afternoon at 4:30 p.m. ET / 1:30 p.m. PT

REDWOOD CITY, Calif.  – November 2, 2017 – OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced third quarter financial results. As of September 30, 2017, cash, cash equivalents and short-term investments totaled $113.6 million.

“OncoMed remains committed to developing novel anti-cancer therapeutics to improve the lives of patients. With four clinical programs progressing, including the newly initiated Phase 1a study of GITRL-Fc (OMP-336B11), OncoMed is positioned to deliver value for both patients and our shareholders,” commented Sunil Patel, Executive Vice President and Chief Financial Officer. “We look forward to upcoming clinical updates from our navicixizumab, rosmantuzumab and anti-TIGIT programs in 2018.”

Pipeline Highlights

GITRL-Fc (OMP-336B11)

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In September, OncoMed dosed the first patient in a Phase 1a single agent study of its wholly-owned GITRL-Fc in patients with advanced or metastatic solid tumors. GITRL-Fc is a fusion protein with an Fc-linked fully human trimer ligand and is designed to activate the co-stimulatory receptor GITR (glucocorticoid-induced tumor necrosis factor receptor) to enhance T-cell modulated immune responses. The Phase 1a study is designed to assess safety and tolerability of escalating doses.

Anti-TIGIT (OMP-313M32)

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OncoMed now plans to initiate the Phase 1b portion of its anti-TIGIT trial to study anti-TIGIT in combination with anti-PD1 in the first half of 2018. The Phase 1b portion of the anti-TIGIT trial will be designed to assess safety and tolerability of escalating doses of the combination treatment.

•

OncoMed continues enrollment in the Phase 1a single-agent study of anti-TIGIT in patients with advanced or metastatic solid tumors. The Phase 1a study is designed to assess safety and tolerability of escalating doses, and interim data from this trial are expected to be reported by year-end 2018.

Navicixizumab (anti-DLL4/VEGF bispecific; OMP-305B83)

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Enrollment continues in two Phase 1b multi-center, open-label, dose escalation and expansion studies of OncoMed’s anti-DLL4/VEGF bispecific antibody in combination with standard-of-care chemotherapies: one in patients with platinum-resistant ovarian cancer who have failed more than two prior therapies or prior bevacizumab and a second in patients with 2nd line metastatic colorectal cancer.

•	To date, OncoMed has enrolled over 80 patients across the Phase 1a and Phase 1b trials. Interim data are expected to be reported in 2018.

Rosmantuzumab (anti-RSPO3; OMP-131R10)

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The Phase 1a/b multi-center, open-label, dose escalation and expansion study of OncoMed’s anti-RSPO3 antibody in patients with advanced solid tumors (Phase 1a) and in patients with previously treated metastatic colorectal or gastric cancer (Phase 1b; in combination with FOLFIRI) continues. As previously announced, enrollment in the study has recently been limited to patients that harbor an RSPO3 gene fusion.

Vantictumab (anti-Fzd; OMP-18R5) and Ipafricept (Fzd8-Fc; OMP-54F28)

•	OncoMed continues to evaluate potential partnering opportunities for Wnt/IO combinations.
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Data were presented at the 2017 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics demonstrating that a 6-gene breast cancer signature significantly correlated with PFS and OS outcomes in OncoMed’s completed Phase 1b trial in 40 patients with baseline tumor assessments.

Third Quarter 2017 Financial Results

Cash, cash equivalents and short-term investments totaled $113.6 million as of September 30, 2017, compared to $184.6 million as of December 31, 2016.

Revenues were $5.1 million for the third quarter of 2017, a decrease of $0.8 million, compared to $5.9 million for the same period in 2016.  The decrease in revenue was primarily due to lower revenue recognized from reimbursement of research and development costs for services performed in the third quarter of 2017.

Research and development (R&D) expenses were $12.2 million for the third quarter 2017, a decrease of $15.2 million, compared to $27.4 million for the same period in 2016.  The decrease was primarily due to lower external research and development costs attributable to the decrease in Phase 2 clinical trial costs of demcizumab and tarextumab programs as a result of our discontinuation of the dosing of all patients of these programs, and a decrease in internal program costs due to reduced headcount as a result of the restructuring actions implemented in April 2017.

General and administrative (G&A) expenses were $3.9 million for the third quarter of 2017, a decrease of $0.6 million, compared to $4.5 million for the same period in 2016. The decrease was primarily attributable to a decrease in personnel costs, including stock-based compensation expenses, due to a decrease in headcount as a result of the restructuring actions implemented in April 2017.

Net loss for the third quarter of 2017 was $10.7 million ($0.28 per share), compared to $25.9 million ($0.77 per share) for the same period of 2016. The change in net loss from the prior year quarter was due to lower R&D and G&A expenses.

2017 Financial Guidance

OncoMed anticipates 2017 full-year cash utilization will be approximately $90 million. Based on the current plan, OncoMed anticipates that its current cash balance is sufficient to fund pipeline development and company operations through the third quarter of 2019, before considering potential opt-in milestones.

Corporate Updates

OncoMed Chairman and CEO, Paul Hastings, on Medical Leave: Mr. Hastings continues a personal leave of absence for medical reasons. As previously announced, Mr. Hastings will continue to be the Chief Executive Officer and Chairman of the Board of Directors during his leave of absence. In Mr. Hastings' absence, OncoMed is led by the Office of the President consisting of Executive Vice President, Research and Development, John Lewicki, and Executive Vice President and Chief Financial Officer, Sunil Patel.  In addition, OncoMed's Board of Directors has appointed a special committee of the Board, consisting of Jack Lasersohn, lead director of the Board, Perry Karsen, Deepa Pakianathan and Rick Winningham, to work closely with Dr. Lewicki and Mr. Patel during Mr. Hastings' medical leave.

Conference Call Today

OncoMed management will host a conference call today beginning at 4:30 p.m. ET / 1:30 p.m. PT to review third quarter 2017 financial results and corporate updates.

Analysts and investors can participate in the conference call by dialing 1 (855)-859-2056 (domestic) and 1(484) 756-4194 (international) using the conference ID# 4699289. The webcast of the conference call can be accessed live on the Investor Relations section of the OncoMed website, http://www.oncomed.com.

An audio replay of the conference call can be accessed by dialing 1 (855) 859-2056 (domestic)  or 1 (404) 537-3406 (international) utilizing the conference ID number listed above. The web broadcast of the conference call will be available for replay through the OncoMed website.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics. OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer's growth, resistance, recurrence and metastasis.  Navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), rosmantuzumab (anti-RSPO3, OMP-131R10) and anti-TIGIT (OMP-313M32) are part of OncoMed’s strategic alliance with Celgene Corporation. OncoMed is independently developing GITRL-Fc (OMP-336B11), as well as continuing to pursue new drug discovery research. OncoMed is also evaluating potential partnering opportunities for vantictumab (anti-Fzd, OMP-18R5) and ipafricept (Fzd8-Fc, OMP-54F28).  For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed's intentions and expectations regarding the period of time during which cash will be available to fund OncoMed's pipeline development and operations; OncoMed’s operating cash burn for 2017; the potential partnering opportunities for OncoMed's vantictumab and ipafricept programs; the timing of the availability of clinical data or other clinical updates from OncoMed’s programs; OncoMed's ability to advance its clinical programs; the potential for OncoMed to deliver value for patients and shareholders; the potential for OncoMed’s therapeutic candidates to improve the lives of cancer patients; and OncoMed’s plans for Phase 1b for its anti-TIGIT program.  Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's dependence on its collaboration partner Celgene for the funding of its partnered programs; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; OncoMed's reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed's reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2017, OncoMed’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2017, and OncoMed's other current and periodic reports filed with the SEC.

Investor Relations Contact:

Peter Rahmer

Trout Group

prahmer@troutgroup.com

(646) 378-2973

Mike Zanoni

Trout Group

mzanoni@troutgroup.com

(646) 378-2924

ONCOMED PHARMACEUTICALS, INC.
Condensed Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2017	2016	2017	2016

Total revenue:	$5,106	$5,919	$17,515	$18,935

Operating expenses:
Research and development	12,191	27,361	51,268	85,467
General and administrative	3,871	4,493	12,952	14,464
Restructuring charges	69	—	2,513	—
Total operating expenses	16,131	31,854	66,733	99,931
Loss from operations	(11,025)	(25,935)	(49,218)	(80,996)
Interest and other income, net	337	80	705	247
Loss before provision for income taxes	(10,688)	(25,855)	(48,513)	(80,749)
Provision for income taxes	4	9	12	15
Net loss	$(10,692)	$(25,864)	$(48,525)	$(80,764)

Net loss per common share, basic and diluted	$(0.28)	$(0.77)	$(1.29)	$(2.57)
Shares used to compute net loss per common share, basic and diluted	37,662,868	33,758,423	37,520,608	31,435,446

ONCOMED PHARMACEUTICALS, INC.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2017	December 31, 2016

Cash, cash equivalents and short-term investments	$113,587	$184,573
Prepaid and other assets	6,894	10,909
Total assets	$120,481	$195,482

Deferred revenue	$164,386	$179,883
Other liabilities	18,250	38,627
Stockholders' equity (deficit)	(62,155)	(23,028)
Total liabilities and stockholders' equity (deficit)	$120,481	$195,482